INDEPENDENT AUDITOR'S CONSENT


We consent to the use in the Registration Statement and Prospectus of InfoNow Corporation of our report dated February 13, 1998, accompanying the consolidated financial sttements of InfoNow Corporation contained in such Registration Statement, and to the use of our name and the statements with respect to us, as appearing under the headings "Selecting Financial Data" and "Experts" in the Prospectus.

/s/ Hein + Associates LLP

Hein + Associates LLP

Denver, Colorado
May 5, 1998